EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference, in the Registration Statement (Form S-8) pertaining to 16,800 shares granted to outside directors pursuant to written agreements with those directors of FTI Consulting Inc., of our reports
(a) dated January 31, 1998 with respect to the consolidated financial statements of FTI Consulting, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 1997, (b) dated July 24, 1998 with respect to the combined financial statements of Kahn Consulting, Inc. as of and for the years ended December 31, 1996 and 1997 included in the Current Report (Form 8-K/A), and (c) dated July 31, 1998 with respect to the financial statements of S.E.A. Inc. as of and for the years ended December 31, 1996 and 1997 included in the Current Report (Form 8-K/A), each filed with the Securities and Exchange Commission.

Baltimore, Maryland
January 28, 1999